MEMORANDUM OF AGREEMENT


     This Memorandum of Agreement ("Agreement"), date as of _____, 1998, is by and between GMC HOLDINGS, INC. ("GMC"), on the one hand, and SALTON MAXIM HOUSEWARES, INC. ("Salton") and SAM PERLMUTTER, INC. ("SPI") (collective, "Salton") on the other hand, as follows:


                                    RECITALS

     WHEREAS, GMC has pre-paid media time to be aired on free and cable television and Salton is the licensor/marketing entity of the Booxie, trademarked and copywritten reversible soft book(s) with a patent pending ("Booxie") and Flush 'N' Shut, trademarked and patent protected toilet fixture product containing Hush 'N Flush which is also a trademark and patent protected product. Booxie, Flush 'N' Shut and Hush 'N' Flush are sometimes collectively referred to herein as the "Product" or "Products"); and

     NOW, THEREFORE, the parties are desirous of entering into an agreement on the following terms and conditions:


                                   AGREEMENT

     1. GMC shall provide Two Hundred Fifty Dollars ($250,000.00) worth of pre-paid media time which shall be allocated between the Products.

     2. Salton shall provide the Products as well as the fulfillment entity and the commercials to be used on the pre-paid media time.

     3. The parties hereto shall equally divide the proceeds from the direct sales stemming from "direct response" commercials aired on the pre-paid media time supplied by GMC, excluding costs charged form shipping and handling, which shall go to Salton and its fulfillment entity.

     4. GMC shall provide, as reasonably available, the time schedule for the pre-paid time.

     5. Upon receipt of the accounting and payment by the fulfillment entity, Salton shall pay GMC its share of revenues for all sales pursuant such accounting. Said payment shall be made within fifteen (15) days of end of each calendar month in which Salton receives such accounting and payment. It is understood that payment shall be made only on actual receipt of monies from the fulfillment entity and only with respect to sales related to the direct response commercials aired on the pre-paid media time supplied by GMC.

     6. It is understood that SALTON is selling the Products through other markets, including all media and retail outlets, and this Agreement shall only concern such revenues which are derived from the direct response sales provided in the pre-paid media time contributed by GMC. GMC is engaged in the marketing of merchandising other the Products and SALTON shall have no interest therein.

     7. The parties represent that they have the right to enter into this Agreement and they are authorized to perform these obligations required of them under this Agreement. Each party indemnifies the other from any claim by any third party, including reasonable attorneys' fees to defend such indemnified party hereunder.

     8. This Agreement shall not be construed as a partnership or agency.

     9. This Agreement may be terminated upon the occurrence of any of the following:

          a. When the Two Hundred Fifty Thousand Dollars ($250,000.00) worth of pre-paid media time is exhausted;

          b. Either party materially breaches the terms hereof, in which event the non-breaching party shall, at its option, have the right to terminate this Agreement; or

          c. By the mutual written agreement of the parties.

     10. Salton shall grant to GMC an option to extend this Agreement upon GMC's commitment to provide an additional Five Hundred Thousand Dollars ($500,000.00) worth of pre-paid media time, and said option shall be exercised in writing within thirty (30) days from the date of termination of the Agreement.

     IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date and year set forth below.


GMC INC.                                SALTON MAXIM HOUSEWARES, INC.


By:  /s/ G. Michael Khoury              By:  /s/ Leon Destrawn
     ---------------------------             ---------------------------
                                             LEON DESTRAWN

Its: President                          Its: President
     ---------------------------


                                        SAM PERLMUTTER, INC.


                                        By:  /s/ Sam Perlmutter
                                             ---------------------------
                                             Sam Perlmutter

                                        Its: President